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Exhibit (a)(1)(iv)

        Letter to Brokers, Dealers, Commercial Banks,
Trust Companies and Other Nominees with Respect to the
Offer to Purchase
All Outstanding Shares of Common Stock
of
Envivio, Inc.
at
$4.10 Per Share, Net in Cash,
Pursuant to the Offer to Purchase dated September 28, 2015
by
Cindy Acquisition Corp.
a direct wholly owned subsidiary of
Ericsson Inc.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE ONE MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON OCTOBER 26, 2015, UNLESS THE OFFER IS EXTENDED.

September 28, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

        We have been engaged by Cindy Acquisition Corp. ("Purchaser"), a Delaware corporation and a direct wholly owned subsidiary of Ericsson Inc., a Delaware corporation ("Parent"), to act as information agent (in such capacity, the "Information Agent") in connection with Purchaser's offer to purchase (the "Offer") all the issued and outstanding shares of common stock, par value $0.001 per share ("Shares"), of Envivio, Inc., a Delaware corporation ("Envivio"), at a price per Share of $4.10, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 28, 2015 (the "Offer to Purchase"), and the related Letter of Transmittal enclosed herewith.

        For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

          1.     The Offer to Purchase;

          2.     Envivio's Solicitation/Recommendation Statement on Schedule 14D-9;

          3.     The Letter of Transmittal for your use in accepting the Offer and tendering Shares and for the information of your clients (including Internal Revenue Service Form W-9);

          4.     A Notice of Guaranteed Delivery to be used to accept the Offer if all required documents cannot be delivered to American Stock Transfer & Trust Company, LLC (the "Depositary") before the Offer expires;

          5.     A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

          6.     A return envelope addressed to the Depositary for your use only.

        Certain conditions to the Offer are described in Section 15—"Certain Conditions of the Offer" of the Offer to Purchase.

        We urge you to contact your clients as promptly as possible. Please note that the Offer will expire one minute after 11:59 p.m., New York City time, on October 26, 2015, unless the Offer is extended. Except as otherwise described in Section 4—"Withdrawal Rights" of the Offer to Purchase, previously tendered Shares may be withdrawn at any time until the Offer has expired and, unless previously accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after November 26, 2015.

        For Shares to be properly tendered pursuant to the Offer, (a) the following must be received by the Depositary at one of its addresses set forth in the Letter of Transmittal before the Offer expires: (i) if the Shares being tendered are evidenced by certificates, (A) the Letter of Transmittal, properly completed and duly executed, (B) Share Certificates evidencing such Shares, in proper form for transfer, and (C) any other documents required by the Letter of Transmittal, (ii) if the Shares being tendered are uncertificated and are held on the books of Envivio's transfer agent, (A) the Letter of Transmittal, properly completed and duly executed, and (B) any other documents required by the Letter of Transmittal and (iii) if the Shares are being tendered by book-entry transfer, (A) a Book-Entry Confirmation (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of the Offer to Purchase), (B) the Letter of Transmittal, properly completed and duly executed, or an Agent's Message (as defined in Section 2—"Acceptance for Payment and Payment for Shares" of the Offer to Purchase) and (C) any other documents required by the Letter of Transmittal or (b) the tendering stockholder must comply with the guaranteed delivery procedures, all in accordance with the Offer to Purchase and Letter of Transmittal. Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Depositary and Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal. Inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent at the address and telephone number set forth on the back cover of the Offer to Purchase.

Very truly yours,
INNISFREE M&A INCORPORATED

        Nothing contained herein or in the enclosed documents shall render you the agent of Purchaser, Parent, the Information Agent or the Depositary or any affiliate of any of them or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer other than the enclosed documents and the statements contained therein.

 The Information Agent for the Offer is:

501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders may call toll free: (888) 750-5834
Banks and Brokers may call collect: (212) 750-5833

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  Exhibit (a)(1)(iv)
  September 28, 2015
The Information Agent for the Offer is